EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 19th day of October, 2006 (the “Effective Date”), by and between EMPLOYERS MUTUAL CASUALTY COMPANY (“EMCC”), an Iowa mutual insurance company, and BRUCE G. KELLEY (“Kelley”), an employee of EMCC.

RECITALS:

A.         Kelley is employed as the President and Chief Executive Officer of EMCC and, during the course of his employment, has been granted options to purchase shares of common stock (the “Common Stock”) of EMC Insurance Group Inc. (“Group”) pursuant to the terms of the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan and the 2003 Employers Mutual Casualty Company Incentive Stock Option Plan (collectively, the “Plan”).

B.          In order to qualify as incentive stock options under the Internal Revenue Code, the Plan includes certain restrictions that in effect limit the number of options that may be granted to a participant during any given year.

C.          EMCC has determined that options in excess of the limits contained in the Plan were issued to Kelley during several years and, consequently, that such options were not issued in accordance with the terms of the Plan.

D.         A portion of the excess options granted to Kelley have been exercised, resulting in the issuance of shares of Common Stock to Kelley that also were not issued in accordance with the terms of the Plan.

E.          EMCC has now determined that it is appropriate to request the surrender by Kelley of the excess options and the Common Stock received upon exercise of a portion of those options and to compensate Kelley for the fair value of the options and Common Stock to be surrendered.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, EMCC and Kelley do hereby agree as follows:

1.           Status of Excess Options. EMCC and Kelley acknowledge that a total of 16,123 options in excess of the limits contained in the Plan have been issued to Kelley (the “Excess Options”), of which 10,553 Excess Options have been exercised (the “Exercised Excess Options”), resulting in the issuance of 10,553 shares of Common Stock (the “Excess Option Shares”) and leaving Kelley with a total of 5,570 Excess Options that have not been exercised (the “Unexercised Excess Options”). Kelley currently holds the Unexercised Excess Options and the Excess Option Shares and has agreed to surrender the same to EMCC in exchange for the payment to be made hereunder.

2.           Surrender of Excess Options. Kelley hereby surrenders the Unexercised Excess Options to EMCC and acknowledges that he shall have no further right, title or interest in and to the Unexercised Excess Options from and after the Effective Date and that the Unexercised Excess Options may no longer be exercised by him for his benefit. Kelley further acknowledges that the payment to be made to him hereunder shall be in full and final settlement for his surrender of the Unexercised Excess Options.

3.           Surrender of Excess Option Shares. Kelley hereby surrenders the Excess Option Shares to EMCC and acknowledges that he shall have no further right, title or interest in and to the Excess Option Shares from and after the Effective Date. To effect such surrender, Kelley agrees to take all action as may be necessary to transfer the Excess Option Shares to EMCC as soon as reasonably practicable after the Effective Date, including providing appropriate instructions to authorize transfer of the Excess Option Shares from his brokerage account to EMCC. Kelley acknowledges that the payment to be made to him hereunder shall be in full and final settlement for his surrender of the Excess Option Shares. Any dividends paid with respect to the Excess Option Shares prior to the Effective Date shall be retained by Kelley.

4.          Representation Concerning Ownership. Kelley hereby represents and warrants to EMCC that he is the registered and beneficial owner of the Unexercised Excess Options and the Excess Option Shares and that neither the Unexercised Excess Options or the Excess Option Shares are subject to any lien, pledge, security interest or other encumbrance.

5.           Payment of Fair Value. EMCC acknowledges that the Excess Options were granted to Kelley as part of the compensation arrangement approved for Kelley by the Senior Executive Compensation and Stock Option Committee of the Board of Directors of EMCC (and, in addition, by the Compensation Committee of the Board of Directors of Group with respect to the Excess Options granted in 2005) and, accordingly, that the Excess Options were intended to provide Kelley with incentive compensation for his services as an executive officer of EMCC. EMCC further acknowledges that it is therefore appropriate to compensate Kelley for the fair value of the Unexercised Excess Options and the Excess Option Shares being surrendered pursuant to the terms of this Agreement, as follows:

(a)    Unexercised Excess Options. As compensation for the Unexercised Excess Options surrendered by Kelley hereunder, EMCC shall pay Kelley an amount equal to the estimated “bargain element” that would have been received by him had he retained and later exercised the Unexercised Excess Options, with the bargain element being equal to the difference between the designated exercise price of each Unexercised Excess Option and the greater of: (i) the average of the high and low market prices for the Common Stock reported as of the close of trading on the Effective Date (the “Market Price”); and (ii) the sum of: (a) the low market price of the Common Stock during the 12-month period ending on the Effective Date; and (b) 75% of the difference between the high and low market prices of the Common Stock during such 12-month period (the “Calculated Price”); provided, however, that: (i) in the event the Effective Date shall fall within any black-out period in which Kelley is restricted from trading in the Common Stock, then the Market Price shall be determined by reference to the average of the high and low market prices for the Common Stock reported as of the close of trading on the last trading day prior to the commencement of such black-out period, and the Calculated Price shall be determined by reference to the 12-month period ending on that same trading day; and (ii) any high and low market prices for the Common Stock occurring during any black-out periods shall be disregarded for purposes of determining the Calculated Price.

(b)   Excess Option Shares. As compensation for the Excess Option Shares surrendered by Kelley hereunder, EMCC shall pay Kelley an amount equal to the estimated “fair value” of the Excess Option Shares, with such fair value being equal to the number of Excess Option Shares times the greater of: (i) the Market Price as determined in accordance with Section 5(a) above; and (ii) the Calculated Price as determined in accordance with Section 5(a) above.

6.          Reimbursement for Payment of Alternative Minimum Tax. EMCC and Kelley acknowledge, based upon a review of Kelley’s federal and state income tax returns for the years in question, that Kelley paid alternative minimum tax in connection with the exercise of the Exercised Excess Options. EMCC hereby agrees to reimburse Kelley for the amount of federal and state alternative minimum tax paid by him in connection with the Exercised Excess Options as reported on his returns for the applicable years (2003, 2004 and 2005). EMCC also agrees to pay the fees of Kelley’s accountant incurred in connection with reviewing the income tax ramifications to Kelley of the matters covered by this Agreement.

7.            Tax Gross-Up Payment. The payment to be made to Kelley pursuant to Sections 5(a), 5(b) and 6 hereof shall be increased by a tax “gross-up” payment to take into account: (i) the differential between the combined federal and state tax rate applicable to such payment (which will be considered ordinary income for federal and state income tax purposes) and the combined federal and state tax rate applicable to long-term capital gains that would have been recognized had Kelley retained and later sold the Excess Option Shares and retained and later exercised the Unexercised Excess Options and sold the Common Stock received upon exercise after holding such Common Stock for a period of more than one year; (ii) federal and state taxes applicable to the reimbursement of Kelley for the alternative minimum tax paid by him; (iii) FICA/Medicare taxes payable on the amounts paid under Sections 5(a), 5(b) and 6 hereof; and (iv) an additional gross-up payment to take into account the federal and state income taxes owing on the “gross-up” payment itself.

8.           Calculation of Payment Amounts and Payment. EMCC shall calculate the amount owing to Kelley pursuant to the terms of this Agreement and provide Kelley with a copy of such calculations for his review prior to payment. Payment of all amounts owing to Kelley hereunder shall be made in immediately available funds no later than three business days after the Effective Date.

9.          EMCC Benefit Plans. EMCC and Kelley acknowledge and agree that the payment received by Kelley hereunder shall not be eligible for deferral under any of EMCC’s non-qualified plans or trigger contributions on his behalf under any of EMCC’s employee or executive benefit plans. Similarly, the payment received by Kelley hereunder will also not be taken into account in calculating any benefits accruing to Kelley under any EMCC employee or executive benefit plan.

10.        Public Disclosure. Kelley acknowledges that the terms of this Agreement must be publicly disclosed by Group through filings with the Securities and Exchange Commission ("SEC") and that a copy of this Agreement must also be filed with the SEC.

11.        Further Assurances. Kelley shall, from time to time, after the Effective Date, at the request of EMCC, and without any further consideration, execute and deliver such other instruments as EMCC may reasonably request to more effectively assign, transfer and surrender the Unexercised Excess Options and the Excess Option Shares to EMCC.

12.        Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the parties hereto, their heirs, beneficiaries, representatives, successors and assigns.

13.        Entire Agreement. This Agreement contains all the terms, conditions and representations agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by written instrument duly executed by the parties hereto.

14.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

EMPLOYERS MUTUAL CASUALTY COMPANY

By:	/s/ Richard W. Hoffmann
Name:	RICHARD W. HOFFMANN
Title:	Vice President and General Counsel

/s/ Bruce G. Kelley
BRUCE G. KELLEY

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